EXPRESS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

•Fourth quarter comparable sales down 27%, improved from the third quarter and further improved in December and January; results continued to be impacted materially by the COVID-19 pandemic

•Delivered increases in traffic, conversion, and transactions in eCommerce in the fourth quarter; announces $1 billion plan for its eCommerce channel in 2024

•Gross margin improved sequentially in each quarter of 2020

•Reduced fourth quarter expenses by $35 million versus last year

•Fourth quarter diluted loss per share of $0.82; adjusted diluted loss per share of $0.66

•Secured an additional $140 million of financing announced in January

•Finalized the majority of landlord negotiations resulting in a total of $85 million in rent abatements, deferrals and future rent reductions

Columbus, Ohio - March 10, 2021 - Fashion apparel retailer Express, Inc. (NYSE: EXPR), announced its financial results for the fourth quarter and full year 2020. These results, which cover the thirteen and fifty-two weeks ended January 30, 2021, are compared to the thirteen and fifty-two weeks ended February 1, 2020.
“Over the past twelve months, we have effectively managed our liquidity while meaningfully advancing the EXPRESSway Forward strategy. We took appropriate action and made progress despite extraordinary circumstances and market conditions,” said Tim Baxter, Chief Executive Officer. “We are well positioned to accelerate in 2021. I expect sales to continue improving sequentially each quarter, and that we will return to positive EBITDA in the back half of the year.”

Fourth Quarter 2020 Operating Results:

•Consolidated net sales decreased 29% to $430.3 million from $606.7 million in the fourth quarter of 2019, with consolidated comparable sales down 27%.
◦Comparable retail sales, which includes both Express stores and eCommerce, decreased 28% compared to the fourth quarter of 2019.
◦Comparable outlet sales decreased 27% versus the fourth quarter of 2019.
•Gross margin was 16.6% of net sales compared to 27.0% in last year's fourth quarter. The decrease was driven by the sales impact of COVID-19 and a $4.5 million non-cash impairment charge taken against certain long-lived store assets.
•Selling, general, and administrative (SG&A) expenses were $134.0 million, 31.1% of net sales, versus $148.9 million, 24.5% of net sales, in last year's fourth quarter. The decrease was driven primarily by the COVID-19 mitigation actions taken by the Company, a reduction in variable costs driven by the sales decline and the previously announced corporate restructuring.
•Operating loss was $62.7 million compared to a loss of $189.9 million in the fourth quarter of 2019. The loss from the prior year includes approximately $205.0 million in intangible asset impairment and restructuring charges.
•Income tax benefit was $10.8 million, at an effective tax rate of 16.9%, compared to income tax benefit of $47.5 million, at an effective tax rate of 25.1% in last year's fourth quarter. The Company's effective tax rate for the fourth quarter of 2020 was impacted primarily by the recording of a valuation allowance against the Company's deferred tax assets.
•Net loss was $53.3 million, or a loss of $0.82 per diluted share. On an adjusted basis, net loss was $43.1 million, or a loss of $0.66 per diluted share for the fourth quarter of 2020. The adjusted loss excludes the income tax benefit from the Coronavirus Aid Relief and Economic Security (CARES) Act of $5.5 million, as well as the negative non-cash impacts of the deferred tax asset valuation allowance of $12.4 million and the $4.5 million pretax impairment charge mentioned above. This compares to a net loss of $141.6 million, or a loss of $2.21 per diluted share, in the fourth quarter of 2019. On an adjusted basis, net income was $13.8 million, or $0.21 per diluted share, in the fourth quarter of 2019.
•Earnings before interest, taxes, depreciation, and amortization (EBITDA) was a loss of $45.0 million compared to a loss of $168.7 million in the fourth quarter of 2019. EBITDA was negatively impacted by the asset impairment of $4.5 million in the fourth quarter of 2020 and the impairment of the intangible assets of $197.6 million and property, equipment, and lease assets of $2.1 million in the fourth quarter of 2019.

Full Year 2020 Operating Results:

•Consolidated net sales decreased 40% to $1,208 million from $2,019 million in 2019, with consolidated comparable sales down 27%.
◦Comparable retail sales, which includes both Express stores and eCommerce, decreased 29% compared to 2019.
◦Comparable outlet sales decreased 21% versus 2019.
•Operating loss was $455.2 million compared to a loss of $217.9 million in 2019. The loss from the prior year includes approximately $205.0 million in intangible asset impairment and restructuring charges.
•Net loss was $405.4 million, or a loss of $6.27 per diluted share. On an adjusted basis, net loss was $314.3 million, or a loss of $4.86 per diluted share, in 2020. The adjusted loss excludes the income tax benefit from the CARES Act of $42.1 million, as well as the negative non-cash impacts of the $105.7 million deferred tax asset valuation allowance and the $34.4 million pretax impairment charge. This compares to a net loss of $164.4 million, or a loss of $2.49 per diluted share, in 2019. On an adjusted basis, net loss was $5.1 million, or a loss of $0.08 per diluted share, in 2019.
•EBITDA was a loss of $384.7 million compared to a loss of $132.8 million in 2019. EBITDA was negatively impacted by the asset impairment of $34.4 million in 2020 and the impairment of the intangible assets of $197.6 million and property, equipment, and lease assets of $4.4 million in 2019.

Balance Sheet And Cash Flow Highlights:

•Cash and cash equivalents totaled $55.9 million at the end of 2020 versus $207.1 million at the end of 2019; cash and cash equivalents at year-end were limited by the terms of our credit facilities.
•Capital expenditures totaled $16.9 million for 2020 compared to $37.0 million for 2019.
•Inventory was $264.4 million at the end of 2020, up 20.0% compared to $220.3 million at the end of 2019. The increase was primarily driven by continued pressure on sales from the pandemic and higher than planned inventory in core, seasonless product. In addition, the Company made the decision in late 2019 to liquidate underperforming product, which significantly decreased year-end 2019 inventory balance. Year-end 2020 inventory is down slightly when compared to year-end 2018 inventory balance.
•Long-term debt was $192.0 million at the end of 2020.

Borrowings:

On January 14, 2021, the Company announced that it has entered into a definitive loan agreement with Sycamore Partners as lead lender, along with Wells Fargo and Bank of America Merrill Lynch, that strengthens its liquidity position by an additional $140.0 million. The new financing includes a $90.0 million FILO Term Loan with a maturity date of May 24, 2024, and a $50.0 million Delayed Draw Term Loan. This financing is in addition to the Company’s existing $250.0 million revolving credit facility, of which $106.1 million was borrowed at year-end.

As of January 30, 2021, the net amount outstanding under the Company's credit facilities was $196.1 million and approximately $35.6 million was available for borrowing under the Company's revolving credit facility after giving effect to certain borrowing base limitations and outstanding letters of credit in the amount of $36.1 million. Further details regarding the facility are available on the Current Report on Form 8-K filed by the Company with the SEC on January 14, 2021.

Real Estate Agreements:

The Company took a number of steps to improve liquidity during the COVID-19 pandemic, including negotiating $85 million in rent abatements, deferrals and future rent reductions. The breakdown is as follows:

•$50 million in rent abatements
•$25 million in future rent reductions and allowances
•$10 million in rent deferrals

$25 million of the rent abatements were executed in 2020, and the remaining $25 million have been agreed to and are expected to be executed in the first quarter of 2021.

eCommerce Strategy:

The Company is finalizing a strategy that will grow its digital channel to $1.0 billion in 2024 and expects to unveil the details of the strategy in the second quarter of 2021. The strategy is based on the four foundational pillars of Product, Brand, Customer, and Execution, and will be driven by increases in conversion, average transaction value and traffic fueled by the following initiatives:

•Assortment optimization through shared choices, product extensions and expansions, robust growth through their Marketplace business, and enhanced service offerings
•Relaunch of the Express Insider loyalty program
•Focus on selling through social media channels and influencer networks to create a true customer community
•Enhancements to multi-channel capabilities to improve speed and service
•Website enhancements; including faster checkout processes and improved search and navigation functionality

Full Year 2021 Outlook:

Due to the uncertainty of the current environment, the Company will only provide a high level outlook for 2021. For the full year of 2021, the Company expects the following:

•Sequential comparable sales improvement throughout the year
•Significant gross margin improvement for the year
•Buying & Occupancy expense dollars to decrease double digits as a percent to 2019
•SG&A expense dollars to decrease high single digits as a percent to 2019
•Positive operating cash flow for the year
•Positive EBITDA for the second half of the year
•Capital expenditures of approximately $35 million

Assumptions in the Company outlook are dependent upon the duration and intensity of the COVID-19 pandemic.

See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information

A conference call to discuss fourth quarter and full year 2020 results is scheduled for March 10, 2021 at 8:30 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 683-0508 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. ET on March 10, 2021 until 11:59 p.m. ET on March 17, 2021 and can be accessed by dialing (800) 585-8367 and entering the replay pin number 9149572*. In addition, an investor presentation of fourth quarter and full year 2020 results will be available at www.express.com/investor at approximately 7:00 a.m. ET on March 10, 2021.

About Express, Inc.

Express is a modern, versatile, dual gender apparel and accessories brand that helps people get dressed for every day and any occasion. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has always been a brand of the now, offering some of the most important and enduring fashion trends. Express aims to Create Confidence & Inspire Self-Expression through a design & merchandising view that brings forward The Best of Now for Real Life Versatility.

The company operates over 500 retail and factory outlet stores in the United States and Puerto Rico, as well as an online store. Express, Inc. is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com.

Forward-Looking Statements

Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to (1) guidance and expectations, including statements regarding expected operating margins, comparable sales, effective tax rates, interest income, net income, diluted earnings per share, cash tax refunds, liquidity, EBITDA, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, and (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) the COVID-19 impact and its continued impact on our business operations, store traffic, employee availability, financial condition, liquidity and cash flow; (3) our ability to operate our business efficiently, manage capital expenditures and costs, and obtain financing when required; (4) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (5) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (6) customer traffic at malls, shopping centers, and at our stores; (7) competition from other retailers; (8) our dependence on a strong brand image; (9) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers; (10) the failure or breach of information systems upon which we rely; (11) our ability to protect customer data from fraud and theft; (12) our dependence upon third parties to manufacture all of our merchandise; (13) changes in the cost of raw materials, labor, and freight; (14) supply chain or other business disruption, including as a result of the coronavirus; (15) our dependence upon key executive management; (16) our ability to execute our growth strategy, EXPRESSway Forward, including engaging our customers and acquiring new ones, executing with precision to accelerate sales and profitability, creating great product and reinvigorating our brand; (17) our substantial lease obligations; (18) our reliance on third parties to provide us with certain key services for our business; (19) impairment charges on long-lived assets; (20) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (21) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (22) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; (23) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate; (24) changes in tariff rates; and (25) natural disasters, extreme weather, public health issues, including pandemics, fire, acts of terrorism or war and other events that cause business interruption. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

INVESTOR CONTACT

Dan Aldridge
VP, Investor Relations
daldridge@express.com
(614) 474-4890

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 30, 2021	February 1, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$55,874	$207,139
Receivables, net	14,556	10,824
Income tax receivable	111,342	3,000
Inventories	264,360	220,303
Prepaid rent	7,883	6,850
Other	20,495	22,573
Total current assets	474,510	470,689

Right of Use Asset, Net	797,785	1,010,216

Property and Equipment	969,402	979,639
Less: accumulated depreciation	(789,204)	(731,309)
Property and equipment, net	180,198	248,330

Deferred Tax Assets	—	54,973
Other Assets	5,964	6,531
TOTAL ASSETS	$1,458,457	$1,790,739

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term lease liability	$203,441	$226,174
Accounts payable	150,230	126,863
Deferred revenue	32,430	38,227
Accrued expenses	128,952	76,211
Total current liabilities	515,053	467,475

Long-Term Lease Liability	722,949	897,304
Long-Term Debt	192,032	—
Other Long-Term Liabilities	18,734	19,658
Total Liabilities	1,448,768	1,384,437

Commitments and Contingencies

Total Stockholders’ Equity	9,689	406,302
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,458,457	$1,790,739

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net Sales	$430,335	$606,725	$1,208,374	$2,019,194
Cost of Goods Sold, Buying and Occupancy Costs	358,924	442,824	1,213,281	1,468,619
GROSS PROFIT/(LOSS)	71,411	163,901	(4,907)	550,575
Operating Expenses:
Selling, general, and administrative expenses	134,001	148,941	450,834	564,332
Impairment of intangible assets	—	197,618	—	197,618
Restructuring costs	—	7,337	—	7,337
Other operating expense/(income), net	136	(119)	(526)	(847)
TOTAL OPERATING EXPENSES	134,137	353,777	450,308	768,440

OPERATING LOSS	(62,726)	(189,876)	(455,215)	(217,865)
Interest Expense/(Income), Net	1,386	(796)	3,401	(2,981)
Other Expense, Net	—	—	2,733	—
LOSS BEFORE INCOME TAXES	(64,112)	(189,080)	(461,349)	(214,884)
Income Tax Benefit	(10,832)	(47,464)	(55,900)	(50,526)
NET LOSS	$(53,280)	$(141,616)	$(405,449)	$(164,358)

EARNINGS PER SHARE:
Basic	$(0.82)	$(2.21)	$(6.27)	$(2.49)
Diluted	$(0.82)	$(2.21)	$(6.27)	$(2.49)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	64,953	63,994	64,624	66,133
Diluted	64,953	63,994	64,624	66,133

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(405,449)	$(164,358)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	73,698	85,383
Loss on disposal of property and equipment	901	916
Impairment of property, equipment, and lease assets	34,380	4,430
Impairment of intangible assets	—	197,618
Equity method investment impairment	3,233	500
Share-based compensation	9,462	8,177
Deferred taxes	54,967	(49,561)
Landlord allowance amortization	(416)	(2,205)
Other non-cash adjustments	(500)	(500)
Changes in operating assets and liabilities:
Receivables, net	(3,732)	6,545
Income tax receivable	(108,342)	(1,500)
Inventories	(44,057)	47,463
Accounts payable, deferred revenue, and accrued expenses	68,275	(32,339)
Other assets and liabilities	(6,046)	(9,859)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(323,626)	90,710

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(16,854)	(37,039)
NET CASH USED IN INVESTING ACTIVITIES	(16,854)	(37,039)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under the revolving credit facility	165,000	—
Repayment of borrowings under the revolving credit facility	(58,950)	—
Proceeds from borrowings under the term loan facility	90,000	—
Proceeds on financing arrangements	2,634	—
Repayments of financing arrangements	(1,864)	—
Costs incurred in connection with debt arrangements	(6,979)	(899)
Payments on lease financing obligations	—	(90)
Repurchase of common stock under share repurchase program	—	(15,610)
Repurchase of common stock for tax withholding obligations	(626)	(1,603)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	189,215	(18,202)

NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(151,265)	35,469
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	207,139	171,670
CASH AND CASH EQUIVALENTS, END OF PERIOD	$55,874	$207,139

Schedule 4
Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net loss, adjusted operating loss, adjusted diluted earnings per share, and EBITDA. The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net loss, adjusted operating loss, adjusted diluted earnings per share, and EBITDA are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and may provide a better baseline for analyzing trends in the business. In addition, adjusted diluted earnings per share and EBITDA are used as a performance measures in the Company's long-term executive compensation program for purposes of determining the number of equity awards that are ultimately earned and EBITDA is also a metric used in our short-term cash incentive compensation plan. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net loss, operating loss, or diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed with the GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Thirteen Weeks Ended January 30, 2021
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact		Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(62,726)			$(53,280)	$(0.82)	64,953
Impairment of property, equipment and lease assets	4,527	(1,210)	(a)	3,317	0.05
Valuation allowance on deferred taxes (b)	—	12,378		12,378	0.19
Tax impact of the CARES Act (c)	—	(5,507)		(5,507)	(0.08)
Adjusted Non-GAAP Measure	$(58,199)			$(43,092)	$(0.66)

a.Items tax affected at the applicable deferred or statutory rate.
b.Valuation allowance provided against previously recognized deferred tax assets and 2020 losses, less net operating losses utilized under the CARES Act.
c.Income tax benefit primarily due to a net operating loss carryback under the CARES Act to years with a higher federal statutory tax rate than is currently enacted.

	Thirteen Weeks Ended February 1, 2020
(in thousands, except per share amounts)	Operating (Loss)/Income	Income Tax Impact		Net (Loss)/Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(189,876)			$(141,616)	$(2.21)	63,994
Impairment of intangible assets	197,618	(49,727)	(a)	147,891	2.26
Impairment of property, equipment and lease assets	2,148	(559)	(a)	1,589	0.02
Impact of restructuring	7,337	(1,834)	(a)	5,503	0.08
Tax impact of other executive departures	—	413		413	0.01
Adjusted Non-GAAP Measure	$17,227			$13,780	$0.21	65,544	(b)

a.Items tax affected at the applicable deferred or statutory rate.
b.Weighted average diluted shares outstanding for purpose of calculating adjusted diluted earnings per share includes the dilutive effect of share-based awards as determined under the treasury stock method.

	Fifty-Two Weeks Ended January 30, 2021
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact		Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(455,215)			$(405,449)	$(6.27)	64,624
Impairment of property, equipment and lease assets	34,380	(9,111)	(a)	25,269	0.39
Equity method investment impairment (b)	—	(642)		2,091	0.03
Valuation allowance on deferred taxes (c)	—	105,695		105,695	1.64
Tax impact of the CARES Act (d)	—	(42,060)		(42,060)	(0.65)
Tax impact of executive departures (e)	—	111		111	—
Adjusted Non-GAAP Measure	$(420,835)			$(314,343)	$(4.86)

a.Items tax affected at the applicable deferred or statutory rate.
b.Impairment before tax was $2.7 million and was recorded in other expense, net.
c.Valuation allowance provided against previously recognized deferred tax assets and 2020 losses, less net operating losses utilized under the CARES Act.
d.Income tax benefit primarily due to a net operating loss carryback under the CARES Act to years with a higher federal statutory tax rate than is currently enacted.
e.Represents the tax impact related to the expiration of former executive non-qualified stock options.

	Fifty-Two Weeks Ended February 1, 2020
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact		Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(217,865)			$(164,358)	$(2.49)	66,133
Impairment of intangible assets	197,618	(49,727)	(a)	147,891	2.24
Impairment of property, equipment and lease assets	4,430	(1,152)	(a)	3,278	0.05
Impact of restructuring	7,337	(1,834)	(a)	5,503	0.08
Impact of CEO departure	—	822	(b)	822	0.01
Impact of other executive departures	1,716	12	(c)	1,728	0.03
Adjusted Non-GAAP Measure	$(6,764)			$(5,136)	$(0.08)

a.Items tax affected at the applicable deferred or statutory rate.
b.Represents the tax impact of the expiration of the former CEO's non-qualified stock options.
c.Represents the tax impact of executive departure costs offset by the tax impact related to the expiration of the executive non-qualified stock options.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net Loss	$(53,280)	$(141,616)	$(405,449)	$(164,358)
Interest Expense/(Income), Net	1,386	(796)	3,401	(2,981)
Income Tax Benefit	(10,832)	(47,464)	(55,900)	(50,526)
Depreciation and amortization	17,740	21,201	73,259	85,099
EBITDA	$(44,986)	$(168,675)	$(384,689)	$(132,766)

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Fourth Quarter 2020 - Actual			January 30, 2021 - Actual
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(19)	359
Outlet Stores	—	(4)	210
Express Edit Concept Stores[1]	1	—	1
TOTAL	1	(23)	570	4.8 million

First Quarter 2021 - Projected			May 1, 2021 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(5)	354
Outlet Stores	—	(4)	206
Express Edit Concept Stores[1]	1	—	2
UpWest Stores	1	—	1
TOTAL	2	(9)	563	4.8 million

Full Year 2021 - Projected			January 29, 2022 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(20)	339
Outlet Stores	1	(5)	206
Express Edit Concept Stores[1]	9	—	10
UpWest Stores	4	—	4
TOTAL	14	(25)	559	4.7 million

1.The initial lease terms for Express Edit Concept stores are typically less than 12 months.